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                                  EXHIBIT 99



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                              MONTEREY BAY BANCORP
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                            FOR IMMEDIATE RELEASE
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           MONTEREY BAY BANCORP, INC. ANNOUNCES DEPOSIT ASSUMPTION


Contact:    Marshall G. Delk
            President and Chief Operating Officer
            Monterey Bay Bancorp, Inc.
            (408) 722-3885


Watsonville, California
NASDAQ Trading Symbol: MBBC


August 28, 1996


        Watsonville Federal Savings and Loan Association, a wholly-owned subsidiary of Monterey Bay Bancorp, Inc. ("Monterey Bay") today announced that it has entered into an agreement to assume approximately $102 million in deposits from Fremont Investment & Loan ("Fremont"). These deposits are located in the Monterey and Salinas, California offices of Fremont. Consummation of this transaction, which is subject to regulatory approval and other customary conditions, is expected to occur by the end of the year.

        Marshall G. Delk, President of Monterey Bay, noted that "already having offices in both Monterey and Salinas will allow the bank to service our new depositors in a seamless fashion. The products that Fremont offers are similar to those already offered by our organization. As well, Fremont's offices are less than one mile from Watsonville Federal Savings and Loan offices in Monterey and Salinas. Watsonville Federal Savings and Loan is dedicated to becoming the premier financial organization in the greater Monterey Bay area, with this being another step toward that goal."

        Monterey Bay Bancorp, Inc. and Watsonville Federal Savings and Loan Association are headquartered in Watsonville, California. The Association operates through its administrative office in Watsonville, six (6) full service branches located in Watsonville, Gilroy, Prunedale, Salinas, and Monterey and one (1) real estate office located in Salinas, California. The Association's deposits are insured by the Federal Deposit Insurance Corporation.